EXHIBIT  21

                                 SUBSIDIARIES


The following is a list of all of our subsidiaries,* the state or other jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business:


        FLEXXTECH HOLDINGS, INC.       *

        State of Incorporation:     Nevada
        Name under which business is conducted:  Flexxtech Holdings, Inc.


































*  Not including subsidiaries of our subsidiary, Flexxtech Holdings, Inc.